As filed with the Securities and Exchange Commission on November 17, 2010.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
The J. M. Smucker Company
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0538550
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)
One Strawberry Lane, Orrville, Ohio 44667
(Address of Principal Executive Offices Including Zip Code)
The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan
(Full Title of the Plan)
Jeannette L. Knudsen, Esq.
Vice President, General Counsel and Corporate Secretary
The J. M. Smucker Company
One Strawberry Lane
Orrville, Ohio 44667
(330) 682-3000
(Name, Address and Telephone Number of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of				Amount of
Securities to	Amount to be	Proposed Maximum Offering	Proposed Maximum Aggregate	Registration
be Registered	Registered (1)(2)	Price Per Share (3)	Offering Price (3)	Fee
Common Shares, without par value per share (4)	7,000,000	$62.925	$440,475,000	$31,406
Prior Plan Shares (4)(5)	654,124.2979	$62.925	$41,160,772	$2,935
Total	7,654,124.2979	—	$481,635,772	$34,341

(1)	Represents the maximum number of common shares, without par value per share (“Common Shares”), of The J. M. Smucker Company (the “Registrant”), issuable pursuant to The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan (the “Plan”) being registered hereon.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on November 11, 2010, within five business days prior to filing.

(4)	One Right to Purchase Preferred Shares (a “Right”) will also be issued with respect to each Common Share. The terms of the Rights are described in the Form 8-A filed by the Registrant on May 21, 2009.

(5)	This Registration Statement covers 654,124.2979 Common Shares that are now available for issuance under the Plan because such Common Shares were available for awards under The J. M. Smucker Company 2006 Equity Compensation Plan (the “Prior Plan”) on November 7, 2010 (the “Prior Plan Shares”). The Prior Plan Shares were previously registered by the Registrant on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”), and registration fees were paid for such registration. Concurrently with the filing of this Registration Statement, the Registrant has filed a post-effective amendment to the applicable Registration Statement for the Prior Plan deregistering the Prior Plan Shares that are being carried forward under this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended April 30, 2010, filed June 24, 2010;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2010, filed September 9, 2010;

(c)	The Registrant’s Current Reports on Form 8-K, filed June 17, 2010, August 20, 2010, September 28, 2010 and October 28, 2010;

(d)	The description of the Common Shares contained in the Registrant’s Registration Statement on Form 8-A/A, filed November 16, 2010, including any subsequently filed amendments and reports updating such description; and

(e)	The description of the Rights contained in the Registrant’s Registration Statement on Form 8-A filed May 21, 2009, including any subsequently filed amendments and reports updating such description.
          All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
          The Registrant is an Ohio corporation. In general, a director of an Ohio corporation will not be found to have violated his or her fiduciary duties unless there is proof by clear and convincing evidence that the director (1) has not acted in good faith, (2) has not acted in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, or (3) has not acted with the care that an ordinarily prudent person in a like position would use under similar circumstances. Monetary damages for any act taken or omission made as a director are generally awarded only if it is proved by clear and convincing evidence that the director undertook such act or omission either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.
          Under Ohio law, a corporation must indemnify its directors, officers, employees, and agents against expenses reasonably incurred in connection with the successful defense (on the merits or otherwise) of an action, suit, or proceeding. A corporation may indemnify such persons in actions, suits, and proceedings (including certain derivative suits) if the individual has acted in good faith and in a manner that the individual believes to be in or not opposed to the best interests of the corporation. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his or her conduct was unlawful.
          Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of the disinterested directors, by independent legal counsel, or by the shareholders.
          Under Ohio law, a corporation may pay the expenses of any indemnified individual as they are incurred, in advance of the final disposition of the matter, if the individual provides an undertaking to repay the amount if it is ultimately determined that the individual is not entitled to be indemnified. Ohio law generally requires all expenses, including attorney’s fees, incurred by a director in defending any action, suit, or proceeding to be paid by the corporation as they are incurred if the director agrees (i) to repay such amounts in the event that it is proved by clear and convincing evidence that the director’s action or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and (ii) to reasonably cooperate with the corporation concerning the action, suit, or proceeding.
          The Registrant’s regulations require the Registrant to indemnify, to the full extent permitted by Ohio law, any person made, or threatened to be made, a party to any threatened, pending, or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative) because that person is or was a director, officer, or employee of the Registrant or is or was serving, at the request of the Registrant, as a director, trustee, officer, or employee of another entity. The Registrant also has in effect insurance policies for general officers’ and directors’ liability insurance covering all of its directors and officers. In addition, the Registrant may enter into indemnification agreements with each of its directors and officers that indemnify its directors and officers to the maximum extent permitted by law.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2010 (Commission File No. 001-05111), filed on September 9, 2010)

4.2	Amended Regulations of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2010 (Commission File No. 001-05111) filed on September 9, 2010)

4.3	Rights Agreement, dated as of May 20, 2009, by and between the Registrant and Computershare Trust Company, N.A. (incorporated herein by reference to the Registrant’s Registration Statement on Form 8-A (Commission File No. 001-05111) filed on May 21, 2009)

4.4	The Registrant’s 2010 Equity and Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-05111) filed on August 20, 2010)

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Orrville, state of Ohio, on this 17th day of November, 2010.

THE J. M. SMUCKER COMPANY
By:	/s/ Jeannette L. Knudsen
Jeannette L. Knudsen
Vice President, General Counsel and Corporate Secretary

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: November 17, 2010	*
Timothy P. Smucker
Chairman of the Board and Co-Chief Executive Officer, and Director (Principal Executive Officer)

Date: November 17, 2010	*
Richard K. Smucker
Executive Chairman, President and Co-Chief Executive Officer, and Director (Principal Executive Officer)

Date: November 17, 2010	*
Mark R. Belgya
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Date: November 17, 2010	*
John W. Denman
Vice President and Controller (Principal Accounting Officer)

Date: November 17, 2010	*
Vincent C. Byrd
Director

Date: November 17, 2010	*
R. Douglas Cowan
Director

Date: November 17, 2010	*
Kathryn W. Dindo
Director

Date: November 17, 2010	*
Paul J. Dolan
Director

Date: November 17, 2010	*
Nancy Lopez Knight
Director

Date: November 17, 2010	*
Elizabeth Valk Long
Director

Date: November 17, 2010	*
Gary A. Oatey
Director

Date: November 17, 2010	*
Alex Shumate
Director

Date: November 17, 2010	*
Mark T. Smucker
Director

Date: November 17, 2010	*
William H. Steinbrink
Director

Date: November 17, 2010	*
Paul Smucker Wagstaff
Director

*	This Registration Statement has been signed on behalf of the above officers and directors by Jeannette L. Knudsen, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

DATED: November 17, 2010	By:	/s/ Jeannette L. Knudsen
Jeannette L. Knudsen
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2010 (Commission File No. 001-05111), filed on September 9, 2010)

4.2	Amended Regulations of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2010 (Commission File No. 001-05111) filed on September 9, 2010)

4.3	Rights Agreement, dated as of May 20, 2009, by and between the Registrant and Computershare Trust Company, N.A. (incorporated herein by reference to the Registrant’s Registration Statement on Form 8-A (Commission File No. 001-05111) filed on May 21, 2009)

4.4	The Registrant’s 2010 Equity and Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-05111) filed on August 20, 2010)

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney